PROXY
               Select Asset Fund, Series 1, Inc.
             Auction Market Preferred Stock, Series D-1

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints James McIntosh and David Gylfe as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of Auction Market Preferred Stock, Series D-1 (the "Series D-1 AMPS"), par value $.01 per share, of Select Asset Fund, Series 1, Inc. (the "Corporation") held of record by the undersigned on November 22, 1995 at the special meeting of stockholders of the Corporation to be held on December 15, 1995 or any adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted For the Proposal.

Comments/Address Change:

Please mark boxes in blue or black ink. Date and Return the Proxy Card Promptly using the Enclosed Postage Paid Envelope to c/o Brian Byrne, Tritech Services, Inc., 4 Corporate Place, Corporate Park 287, Piscataway, New Jersey 08854; telephone number (908) 878-6434.

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  X
------ PLEASE MARK VOTES AS IN
       THIS EXAMPLE


                                  For   Against    Abstain
To approve a proposed
amendment to the Articles
Supplementary  of the
Series D-1 AMPS to (i)
eliminate the Non-Call
Period with respect to
the Series D-1 AMPS; (ii)
to provide that the
redemption price per
share of Series D-1 AMPS
in any optional redemption
of such shares shall be
increased by $[250];
and (iii) to change
the next Dividend
Distribution Date with
respect to the Series D-1
AMPS from the last
business day of the
current calendar quarter
(December 29, 1995) to
December 18, 1995.


  RECORD DATE SHARES:


             AUCTION MARKET PREFERRED STOCK, SERIES D-1

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